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                                                                 Exhibit 8


                        OPPENHEIMER WOLFF & DONNELLY LLP
                                  Plaza VII
                           45 South Seventh Street
                                  Suite 3400
                        Minneapolis, Minnesota 55402-1609
                                (612) 607-7000
                              Fax (612) 607-7100


                              September 23, 1998


AVECOR Cardiovascular Inc.
7611 Northland Drive
Minneapolis, Minnesota 55428

Ladies and Gentlemen:

We are acting as your counsel in connection with the proposed acquisition by Medtronic, Inc. ("Medtronic") of AVECOR Cardiovascular Inc. ("AVECOR") pursuant to the proposed merger (the "Merger") of AC Merger Corp., a wholly-owned subsidiary of Medtronic ("Merger Subsidiary"), into AVECOR, with AVECOR surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger by and among Medtronic, Merger Subsidiary and AVECOR dated July 12, 1998 (the "Merger Agreement").


Medtronic has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a Pre-Effective
Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") with respect to the common stock of Medtronic to be issued to the holders of shares of common stock of AVECOR in connection with the Merger.
In addition, Medtronic has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement"), and the Appendices and Exhibits thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts stated in the Proxy Statement and upon such other documents as we have deemed appropriate, including the representations of Medtronic and AVECOR referred to in the Proxy Statement and set forth in certain tax representation letters from Medtronic and AVECOR.


We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of such Merger Agreement and that the Merger Agreement will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.


Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned "The Merger--Certain Federal Income Tax Consequences," and in certain tax representation letters from Medtronic and AVECOR, and the further assumption that any post-Merger open market purchases by Medtronic of Medtronic Common Stock will not violate the "continuity of interest" requirements of Section 1.368-1(e) of the Treasury Regulations with respect to the Merger, it is our opinion that the portion of the Proxy Statement captioned "The Merger--Certain Federal Income Tax Consequences" describes the principal federal income tax consequences of the Merger to Medtronic, Merger Subsidiary, AVECOR and the holders of outstanding AVECOR common stock. No opinion is expressed on any matters other than those specifically referred to herein.


This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in that portion of the Proxy Statement captioned "The Merger--Certain Federal Income Tax Consequences." In giving such

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consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                       Very truly yours,


                                       /s/ Oppenheimer Wolff & Donnelly LLP